Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ULTHERA, INC.

Ulthera, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), DOES HEREBY CERTIFY THAT:

FIRST: The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on November 10, 2005 under the name “ULThera, Inc.” The Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on December 21, 2007.

SECOND: The Amended and Restated Certificate of Incorporation of the Corporation in the form attached hereto as Exhibit A has been duly adopted in accordance with the provisions of Sections 245 and 242 of the DGCL by the directors and stockholders of the Corporation.

THIRD: The Amended and Restated Certificate of Incorporation so adopted reads in full as set forth in Exhibit A attached hereto and is incorporated herein by this reference.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by its Chief Executive Officer this 24th day of January, 2011.

ULTHERA, INC.

By:	/s/ Matthew Likens
Name: Matthew Likens
Title: Chief Executive Officer

EXHIBIT A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ULTHERA, INC.

ARTICLE 1

The name of the corporation is Ulthera, Inc. (the “Corporation”).

ARTICLE 2

The registered office of the Corporation in the State of Delaware is 615 South Dupont Highway, City of Dover, County of Kent, Delaware 19901. The name of its registered agent at such address is Capitol Services, Inc.

ARTICLE 3

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”). Notwithstanding anything to the contrary contained herein, all provisions of this Amended and Restated Certificate of Incorporation of the Corporation, as the same may be otherwise amended, modified or restated and in effect at the time in question (this “Amended and Restated Certificate of Incorporation”), shall be subject to the laws of the United States of America and any applicable state laws.

ARTICLE 4

The total number of shares of capital stock that the Corporation shall have authority to issue is 76,189,899 consisting of (i) 28,189,899 shares of preferred stock, par value $0.001 per share, of which (a) 2,750,000 shares shall be designated Series A Convertible Preferred Stock, par value $0.001 per share (the “Series A Preferred”), (b) 7,539,899 shares shall be designated Series B Convertible Preferred Stock, par value $0.001 per share (the “Series B Preferred”) and (c) 17,900,000 shares shall be designated Series C Convertible Preferred Stock, par value $0.001 per share (the “Series C Preferred,” and together with the Series A Preferred and Series B Preferred, the “Preferred Stock”) and (ii) 48,000,000 shares of common stock, par value $0.001 per share (the “Common Stock”).

The voting powers, designations, preferences, powers, and relative, participating, optional and other special rights of, and the qualifications, limitations or restrictions of, each class of capital stock of the Corporation, shall be as provided in this Article 4.

A. Preferred Stock

1. Ranking. The Series A Preferred, the Series B Preferred and the Series C Preferred shall be senior to the Common Stock and any other capital stock of the Corporation with respect to dividends and rights to monies or other assets upon liquidation, as specified herein. All of the preferential amounts to be paid to the holders of the Preferred Stock as provided in this Article 4, Section A shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any property of the Corporation to, the holders of Common Stock or any other equity securities of the Corporation, whether now or hereafter authorized, other than any securities of the Corporation ranking senior to or on a parity with the Preferred Stock in connection with any event referred to in this Article 4, Section A.4.

2. Voting. Each share of Preferred Stock shall be entitled to that number of votes equal to the number of whole shares of Common Stock into which such share of Preferred Stock is then convertible, rounded down to the nearest whole number after aggregating all fractional shares deemed held by a single stockholder (as adjusted from time to time in the manner set forth herein). The holders of outstanding shares of Preferred Stock shall be entitled to vote upon all other matters submitted to a vote of stockholders of the Corporation, together with holders of all other shares of the Corporation’s outstanding capital stock entitled to vote thereon, voting as a single class on an as-converted to Common Stock basis, except: (i) so long as 500,000 shares of Series A Preferred shall be outstanding (subject to equitable adjustment in the event of any reorganization, recapitalization, reclassification, or other similar event affecting the Series A Preferred), the holders of a majority of the shares of the Series A Preferred, voting as a separate series, shall be entitled to elect, one (1) director of the Corporation (the “Series A Director”) at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such director and to fill any vacancy caused by the resignation, death or removal of such director; (ii) so long as 1,000,000 shares of Series B Preferred shall be outstanding (subject to equitable adjustment in the event of any reorganization, recapitalization, reclassification, or other similar event affecting the Series B Preferred), the holders of a majority of the shares of the Series B Preferred, voting as a separate series, shall be entitled to elect, one (1) director of the Corporation (the “Series B Director”); (iii) so long as 5,000,000 shares of Preferred Stock shall be outstanding (subject to equitable adjustment in the event of any reorganization, recapitalization, reclassification, or other similar event affecting the Preferred Stock), the holders of at least sixty percent (60%) of the shares of the Preferred Stock, voting as a separate class, shall be entitled to elect, one (1) director of the Corporation (the “Preferred Stock Director” and together with the Series A Director and Series B Director, the “Preferred Directors”) at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such director and to fill any vacancy caused by the resignation, death or removal of such director; (iv) those matters required to be submitted to a class or series vote pursuant to the terms of this Amended and Restated Certificate of Incorporation (including, without limitation, Article 4, Section A.7, Article 4, Section A.8, Article 4, Section A.9 and Article 4, Section A.10); and (v) by applicable law.

3. Dividends.

(a) Each holder of outstanding shares of Preferred shall Stock be entitled to receive dividends on each share of Preferred Stock held by such holder in cash at the rate per annum of eight percent (8.00%) of the Series A Original Issue Price, the Series B Original Issue Price or the Series C Original Issue Price, as applicable, per share (subject to proration for partial years on the basis of a 365-day year) when, as and if declared by the Board of Directors (the “Board”), out of any funds legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities or rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock) on any shares of the Common Stock. The Board is under no obligation to declare dividends, no rights shall accrue to the holders of Preferred Stock if dividends are not declared, and any dividends on the Preferred Stock shall be noncumulative.

(b) Upon the affirmative vote or written consent of the holders of at least sixty percent (60%) of the outstanding shares of Preferred Stock, voting together as a single class on an as-converted to Common Stock basis, the voting holders may waive any dividend preference that all holders would otherwise be entitled to receive under this Article 4, Section A.3. In the event dividends are paid on any share of Common Stock (payable other than in Common Stock or other securities or rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock for which an adjustment to the applicable Conversion Price is made in accordance with Article 4, Section A.5), the Company shall pay an additional dividend on all outstanding shares of Series Preferred in a per share amount equal (on an as-if-converted to Common Stock basis) to the amount paid or set aside for each share of Common Stock. By adopting and approving this Amended and Restated Certificate of Incorporation, the holders of shares of Series A Preferred and the holders of shares of Series B Preferred have waived and cancelled any dividends that have accrued or been declared on shares of Series A Preferred and Series B Preferred up to and including the Filing Date (as defined below).

4. Liquidation, Dissolution or Winding-Up.

(a) Series C Liquidation Preference. In the event of any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary (each, a “Liquidation Event”), each holder of outstanding shares of Series C Preferred shall be entitled to be paid out of the assets of the Corporation available for distribution to stockholders, whether such assets are capital, surplus, or earnings, and before any amount shall be paid to, set aside for or distributed to the holders of Series A Preferred, Series B Preferred, Common Stock or of any other class or series of capital stock ranking on a Liquidation Event junior to the Series C Preferred, an amount per share in cash equal to the sum of with respect to each outstanding share of Series C Preferred, (1) an amount equal to $0.6589 (the “Series C Original Issue Price”) per share of Series C Preferred (subject to equitable adjustment in the event of any stock dividend, stock split, combination, reorganization, recapitalization, reclassification, or other similar event affecting such shares of Series C Preferred) then held by them, and (2) an amount equal to all declared but unpaid dividends on the Series C Preferred (the sum of clauses (1) and (2) of this Article 4, Section A.4(a) being referred to herein as the “Series C Liquidation Amount”). Notwithstanding anything to the contrary set forth in this Amended and Restated Certificate of Incorporation, if, upon any Liquidation Event, the amounts available for distribution by the

Corporation to the holders of Series C Preferred are not sufficient to pay the aggregate Series C Liquidation Amount to such holders, such holders of Series C Preferred shall share ratably in any distribution in proportion to the full respective preferential amounts to which they are entitled.

(b) After the payment to the holders of Series C Preferred of the full preferential amount set forth in Article 4, Section A.4(a), in the event of any Liquidation Event, each holder of outstanding shares of Series A Preferred and Series B Preferred shall be entitled to be paid out of the assets of the Corporation available for distribution to stockholders, whether such assets are capital, surplus, or earnings, and before any amount shall be paid to, set aside for or distributed to the holders of Common Stock or of any other class or series of capital stock ranking on a Liquidation Event junior to the Series A Preferred and Series B Preferred, an amount per share in cash equal to the sum of:

(i) with respect to each outstanding share of Series A Preferred, (1) an amount equal to $2.00 (the “Series A Original Issue Price”) per share of Series A Preferred (subject to equitable adjustment in the event of any stock dividend, stock split, combination, reorganization, recapitalization, reclassification, or other similar event affecting such shares of Series A Preferred) then held by them, and (2) an amount equal to all declared but unpaid dividends on the Series A Preferred (the sum of clauses (1) and (2) of this Article 4, Section A.4(b)(i) being referred to herein as the “Series A Liquidation Amount”); and

(ii) with respect to each outstanding share of Series B Preferred, (1) an amount equal to $3.1518 (the “Series B Original Issue Price”) per share of Series B Preferred (subject to equitable adjustment in the event of any stock dividend, stock split, combination, reorganization, recapitalization, reclassification, or other similar event affecting such shares of Series B Preferred) then held by them, and (2) an amount equal to all declared but unpaid dividends on the Series B Preferred (the sum of clauses (1) and (2) of this Article 4, Section A.4(b)(ii) being referred to herein as the “Series B Liquidation Amount”).

(iii) Notwithstanding anything to the contrary set forth in this Amended and Restated Certificate of Incorporation, if, upon any Liquidation Event, the amounts available for distribution by the Corporation to the holders of Series A Preferred and Series B Preferred are not sufficient to pay the aggregate Series A Liquidation Amount and the aggregate Series B Liquidation Amount to such holders, such holders of Series A Preferred and Series B Preferred shall share ratably in any distribution in proportion to the full respective preferential amounts to which they are entitled.

(iv) In connection with a Liquidation Event, after the prior payment in full of the Series A Liquidation Amount, the Series B Liquidation Amount and the Series C Liquidation Amount, the remaining assets and funds of the Corporation available for distribution to its stockholders, if any, shall be distributed to the respective holders of Preferred Stock and Common Stock ratably in proportion to the number of shares of Common Stock they then hold (assuming conversion of all such Preferred Stock to Common Stock).

(c) Amount Payable in Mergers, etc. Upon, and in all cases subject to, the closing of (each of the following, a “Deemed Liquidation Event”): (i) any merger or consolidation of the Corporation with or into another corporation or entity (except a merger or consolidation in which the holders of capital stock of the Corporation immediately prior to such merger or consolidation continue to hold at least a majority of the voting power of the capital stock of the surviving or resulting corporation or entity following such merger or consolidation); (ii) any sale, lease, license or transfer of all or substantially all of the Corporation’s assets or sale or exclusive license of all or substantially all of the Corporation’s intellectual property (an “Asset Sale”); or (iii) any other transaction pursuant to, or as a result of which, a single person (or group of Affiliated persons), other than holders of Preferred Stock or Common Stock prior to such transaction, acquires or holds capital stock of the Corporation representing a majority of the Corporation’s voting power, all consideration payable to the stockholders of the Corporation in connection with any such Deemed Liquidation Event, or all consideration payable to the Corporation and distributable to its stockholders, together with all other available assets of the Corporation (net of obligations owed by the Corporation that are senior to the Preferred Stock), in connection with any such Deemed Liquidation Event, shall be, as applicable, paid by the purchaser to the holders of, or distributed by the Corporation in redemption (out of funds legally available therefor) of, the Preferred Stock, in accordance with the preferences and priorities set forth in Article 4, Section A.4(a) and Article 4, Section A.4(b) above, with such preferences and priorities specifically intended to be applicable in any such Deemed Liquidation Event as if such transaction were a Liquidation Event. Notwithstanding the foregoing, none of the following shall be deemed a Deemed Liquidation Event: (i) any transaction or series of related transactions principally for bona fide equity financing purposes in which cash is received by the Company or indebtedness of the Company is cancelled or converted, or a combination thereof or (ii) any merger effected solely for the purpose of reincorporating into another state.

(d) Contingent Consideration. In the event of a Liquidation Event or Deemed Liquidation Event, if any portion of the consideration payable to the stockholders of the Corporation is placed into escrow and/or is payable to the stockholders of this Corporation subject to contingencies (such consideration collectively referred to herein as “Contingent Consideration”), the definitive agreement with respect to the Liquidation Event or Deemed Liquidation Event, as applicable, shall provide that (i) the portion of such consideration that is not placed in escrow and not subject to any contingencies (the “Initial Consideration”) shall be allocated among the holders of capital stock of the Corporation in accordance with Article 4, Section A.4(a) and Article 4, Section A.4(b) as if the Initial Consideration were the only consideration payable in connection with such Liquidation Event or Deemed Liquidation Event, as applicable, and (ii) any Contingent Consideration which becomes payable to the stockholders of the Corporation shall be allocated among the holders of capital stock of the Corporation in accordance with Article 4, Section A.4(a) and Article 4, Section A.4(b) after taking into account the previous payment of (1) the Initial Consideration and (2) any other Contingent Consideration.

(e) Valuation of Securities or Other Non-Cash Consideration. For purposes of valuing any securities or other non-cash consideration to be delivered to the holders of the Preferred Stock in connection with any transaction to which Section A.4(c) is applicable, the following shall apply:

(i) if any such securities are traded on a nationally recognized securities exchange or inter-dealer quotation system, the value of such securities shall be calculated based upon the average of the closing prices of such securities on such exchange or system over the 30-day period ending three (3) business days prior to the closing;

(ii) if any such securities are traded over-the-counter, the value of such securities shall be calculated based upon the average of the closing bid prices of such securities over the 30-day period ending three (3) business days prior to the closing; and

(iii) if there is no active public market for such securities or other non-cash consideration, the value of such securities or other non-cash consideration shall be the fair market value thereof, as mutually determined in good faith by the Corporation and the holders of at least sixty percent (60%) of the outstanding shares of Preferred Stock (voting as a single class on an as converted to Common Stock basis), provided that if the Corporation and such holders are unable to reach agreement, then by independent appraisal by a mutually agreed upon investment banker, the fees of which shall be paid fifty percent (50%) by the Corporation and fifty percent (50%) by the holders of Preferred Stock (allocated among them pro rata based on the number of shares of Preferred Stock then held by each of them in question).

5. Conversion of Preferred Stock. Shares of Preferred Stock shall be converted into Common Stock in accordance with the following:

(a) Voluntary Conversion. At any time after the date this Amended and Restated Certificate of Incorporation is filed with the Secretary of State of Delaware (the “Filing Date”), upon the written election of the holder thereof and without payment of any additional consideration, each outstanding share of Preferred Stock held by such holder shall be converted into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing (i) the Series A Original Issue Price, the Series B Original Issue Price or the Series C Original Issue Price, as applicable by (ii) the Series A Conversion Price (as defined below), the Series B Conversion Price (as defined below) or the Series C Conversion Price (as defined below), as applicable, at the time in effect for such Preferred Stock (such applicable quotient, the “Conversion Rate”). The initial “Series A Conversion Price” per share of Series A Preferred shall be $1.33, subject to adjustment as set forth in Article 4, Section A.6 below. The initial “Series B Conversion Price” per share for shares of Series B Preferred shall be $1.91, subject to adjustment as set forth in Article 4, Section A.6 below. The initial “Series C Conversion Price” per share for shares of Series C Preferred shall be the Series C Original Issue Price, subject to adjustment as set forth in Article 4, Section A.6 below. Any election by a holder of Preferred Stock pursuant to this Article 4, Section A.5(a) shall be made by written notice to the Corporation.

(b) Automatic Conversion. Each outstanding share of Preferred Stock shall automatically be converted, without the payment of any additional consideration, into fully paid and nonassessable shares of Common Stock at the then effective Conversion Rate applicable for such series upon the earlier of (i) the closing of the Corporation’s first underwritten public offering on a firm commitment basis by a nationally recognized investment banking organization or organizations pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), covering the offer and sale of Common Stock in which the price to the public is at least $1.9767 per share of Common Stock (subject to equitable adjustment in the event of any stock dividend, stock split, combination, reorganization, recapitalization, reclassification, or other similar event affecting the Common Stock) and the aggregate proceeds to the Corporation (after deduction of underwriting discounts and commissions) are not less than $30,000,000 (a “QPO”); or (ii) the written consent of no less than sixty percent (60%) of the outstanding shares of Preferred Stock voting as a single class on an as-converted–to-Common-Stock basis. If a closing of a QPO occurs, all outstanding shares of Preferred Stock shall be deemed to have been converted into shares of Common Stock immediately prior to such closing.

(c) Procedure for Conversion.

(i) Upon election to convert pursuant to Article 4, Section A.5(a) above, the relevant holder or holders of Preferred Stock shall surrender the certificate or certificates representing the Preferred Stock being converted to the Corporation, duly assigned or endorsed for transfer to the Corporation (or accompanied by duly executed stock powers relating thereto), or, in the event the certificate or certificates are lost, stolen or missing, shall deliver an affidavit of loss and an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it with respect to such lost, stolen or missing certificates (an “Affidavit of Loss”), at its principal executive office or such other place as the Corporation may from time to time designate by notice to the holders of the Preferred Stock. Upon surrender of such certificate(s) or delivery of an Affidavit of Loss, the Corporation shall issue and send by hand delivery, by courier or by first class mail (postage prepaid) to the holder thereof or to such holder’s designee, at the address designated by such holder, certificates for the number of shares of Common Stock to which such holder shall be entitled upon conversion. The issuance of certificates for Common Stock upon conversion of Preferred Stock shall be deemed effective as of the date of surrender of such Preferred Stock certificates or delivery of such Affidavit of Loss and will be made without charge to the holders of such shares for any issuance tax in respect thereof or other costs incurred by the Corporation in connection with such conversion and the related issuance of such stock.

(ii) Upon the date of conversion of the Preferred Stock pursuant to Article 4, Section A.5(b) above (the “Automatic Conversion Date”), all outstanding shares of Preferred Stock shall be converted into shares of Common Stock without any further action by the holders of such shares and whether or not the certificates representing such shares of Preferred Stock are surrendered to the Corporation. On the Automatic Conversion Date, all rights with respect to the Preferred Stock so converted shall terminate, except any of the rights of the holders thereof upon surrender of their certificate or certificates therefor or delivery of an Affidavit of Loss thereof to receive certificates for the number of shares of Common Stock into which such shares of Preferred Stock have been converted. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. Upon surrender of such certificates or Affidavit of Loss, the Corporation shall issue and deliver to such holder, promptly (and in any event in such time as is sufficient to enable such holder to participate in such QPO, if applicable) at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of the Preferred Stock surrendered are convertible on the Automatic Conversion Date.

(d) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Preferred Stock, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all outstanding shares of Preferred Stock, the Corporation will take such corporate action as may be necessary to increase the number of its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, and to reserve the appropriate number of shares of Common Stock for issuance upon such conversion.

(e) Fractional Shares. No fractional share of Common Stock shall be issued upon conversion of a share of Preferred Stock. In lieu of any fractional share to which the holder would otherwise be entitled after aggregating all fractional shares otherwise issuable to a single holder, the holder shall have the right to receive from the Corporation cash equal to the product of such fraction multiplied by the fair market value of a share of Common Stock at the time of such conversion.

(f) No Closing of Transfer Books. The Corporation shall not close its books against the transfer of shares of Preferred Stock in any manner that would interfere with the timely conversion of any shares of Preferred Stock.

6. Adjustments to Applicable Conversion Price. The applicable Conversion Price shall be subject to adjustment as follows:

(a) Special Definitions. For the purposes of this Article 4, Section 6, the following definitions shall apply:

(i) “Option” means any right, option or warrant to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

(ii) “Convertible Securities” means any evidence of indebtedness, shares, or other securities directly or indirectly convertible into or exchangeable for Common Stock.

(iii) “Additional Shares of Common Stock” means all shares of Common Stock issued (or, pursuant to Article 4, Section A.6(c), deemed to be issued) by the Corporation after the Series C Original Issue Date.

(iv) “Series C Original Issue Date” means the date that the first share of Series C Preferred is issued.

(b) No Adjustment of Conversion Price. No adjustment shall be made to the Series A Conversion Price, the Series B Conversion Price or the Series C Conversion Price, as applicable, as the result of the issuance of Additional Shares of Common Stock, unless the consideration per share determined pursuant to Article 4, Section A.6(f) for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the Series A Conversion Price, the Series B Conversion Price or the Series C Conversion Price, as applicable, in effect on the date of, and immediately prior to, the issuance of such Additional Shares of Common Stock. In addition, no adjustment shall be made to the applicable Conversion Price as the result of or in respect of the issuance of: (i) shares of Common Stock issued upon conversion of Preferred Stock or as a dividend or distribution on the Preferred Stock; (ii) shares of Common Stock issued upon the exercise of Options or conversion of Convertible Securities outstanding as of the Series C Original Issue Date; (iii) shares of Common Stock issued upon a stock split, stock dividend, or any subdivision of shares of Common Stock; (iv) shares of Common Stock or Options issued or deemed issued to employees, officers, directors of, or consultants to the Corporation pursuant to any plan or agreement adopted by the Board; (v) shares of Common Stock issued or deemed issued to banks, equipment lessors pursuant to debt financings, equipment leasing or real property leasing transactions approved by the Board; (vi) shares of Common Stock issued or deemed issued in connection with bona fide acquisitions, mergers, business combinations or similar transactions, approved by the Board; (vii) shares of Common Stock issued or deemed issued pursuant to a QPO; (viii) shares of Series C Preferred issued or Common Stock issued or deemed issued pursuant to the Series C Preferred Stock Purchase Agreement, dated on or about the date hereof, by and among the Corporation and the other parties thereto and (ix) shares of Series C Preferred issuable upon the exercise of warrants issued pursuant to that certain Convertible Note and Warrant Purchase Agreement, dated April 1, 2010, by and among the Corporation and the other parties named therein, and shares of Common Stock issuable upon the conversion of shares of such Series C Preferred (collectively, “Excluded Stock”).

(c) Issue of Options and Convertible Securities Deemed Issue of Additional Shares of Common Stock. If the Corporation at any time or from time to time shall issue any Option or Convertible Securities, or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the exercise of Options therefor and the conversion or exchange of such Convertible Securities and Options therefor, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date; provided, however, that in any such case in which Additional Shares of Common Stock are deemed to be issued:

(i) no further adjustment in the applicable Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or upon the conversion or exchange of such Convertible Securities;

(ii) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any change in the consideration payable to the Corporation or change in the number of shares of Common Stock issuable upon the exercise, conversion or exchange thereof, the applicable Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such change becoming effective, be recomputed to reflect such change insofar as it affects such Options or the right of conversion or exchange under such Convertible Securities;

(iii) upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the applicable Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto) and any subsequent adjustments based thereon shall, upon such expiration, be recomputed as if:

1) in the case of Convertible Securities or Options for Common Stock, the only Additional Shares of Common Stock issued were the shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Corporation upon such exercise, or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange; and

2) in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Corporation for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Corporation determined pursuant to Article 4, Section A.6(f) upon the issue of the Convertible Securities with respect to which such Options were actually exercised;

(iv) no recomputation pursuant to the preceding clauses (ii) and (iii) shall have the effect of increasing the applicable Conversion Price to an amount that exceeds the lower of (1) the applicable Conversion Price on the original adjustment date, or (2) the applicable Conversion Price that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such recomputation date;

(v) in the case of any Options which expire by their terms not more than thirty (30) days after the date of issue thereof, no adjustment of the applicable Conversion Price shall be made until the expiration or exercise of all such Options, whereupon such adjustment shall be made in the same manner provided in clause (iii) above; and

(vi) if such record date shall have been fixed and such Options or Convertible Securities are not issued on the date fixed therefor, the adjustment previously made in the applicable Conversion Price which became effective on such record date shall be canceled as of the close of business on such record date, and thereafter the applicable Conversion Price shall be adjusted pursuant to this Article 4, Section A.6(c) as of the actual date of their issuance.

(d) Reserved.

(e) Adjustment of Conversion Price Upon Certain Events. If, at any time after the Series C Original Issue Date, the Corporation shall issue Additional Shares of

Common Stock, including Additional Shares of Common Stock deemed to be issued pursuant to Article 4, Section A.6(c) hereof, but excluding Excluded Stock, without consideration or for a consideration per share of Common Stock less than the applicable Conversion Price per share of Common Stock in effect immediately prior to the time of such issuance (a “Qualifying Dilutive Issuance”), then, upon such issuance, such Conversion Price shall be reduced concurrently with such issuance in order to increase the number of shares of Common Stock into which such shares of Preferred Stock are convertible, to the price (calculated to the nearest cent) determined according to the following formula:

CP2 = CP1 * (A+B)/(A+C)

Where:

CP2	=	New Conversion Price;

CP1	=	Conversion Price in effect immediately prior to the issuance of Additional Shares of Common Stock;

A	=

The number of shares of Common Stock deemed to be outstanding immediately prior to such issue (including shares of Common Stock issuable upon the exercise, conversion or exchange of any outstanding Options or Convertible Securities and the exercise of Options for Convertible Securities and the conversion or exchange of such Convertible Securities into Common Stock);

B	=	Aggregate consideration received by the Corporation in connection with the issuance of Additional Shares of Common Stock divided by CP1; and

C	=	Number of Additional Shares of Common Stock issued.

provided, however, that the applicable Conversion Price shall not be so reduced at such time if the amount of such reduction would be an amount less than $0.01, but any such amount shall be carried forward and reduction with respect thereto made at the time of and together with any subsequent reduction which, together with such amount and any other amounts so carried forward, shall aggregate $0.01 or more.

(f) Determination of Consideration. For purposes of this Article 4, Section A.6(f), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

(i) Cash and Property: Such consideration shall:

1) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation, excluding amounts paid or payable for accrued interest or accrued dividends; and

2) insofar as it consists of property other than cash, computed at the fair value thereof at the time of such issue in accordance with Article 4, Section A.4(d); and

3) in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both cash and property other than cash, the proportion of such consideration so received, computed as provided in clauses (1) and (2) above, as determined in good faith by the Board and the holders of at least sixty percent (60%) of the Preferred Stock (voting as a single class on an as-converted to Common Stock basis).

(ii) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Article 4, Section A.6(c), relating to Options and Convertible Securities, shall be determined by dividing:

1) the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration until such subsequent adjustment occurs) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

2) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number until such subsequent adjustment occurs) issuable, directly or indirectly, upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(g) Adjustment for Stock Splits, Stock Dividends, Subdivisions, Combinations or Consolidations of Common Stock. In the event the outstanding shares of Common Stock shall be split, subdivided, combined or consolidated, by reclassification or otherwise, into a greater or lesser number of shares of Common Stock, or in the event that the Corporation shall issue shares of Common Stock by way of a stock dividend or other distribution to the holders of Common Stock, the applicable Conversion Price in effect immediately prior to such split, subdivision, stock dividend, combination or consolidation shall, concurrently with the effectiveness of such split, subdivision, stock dividend, combination or consolidation, be increased or decreased proportionately.

(h) Adjustment for Reclassification, Exchange, Substitution, Reorganization, Merger or Consolidation. If at any time, or from time to time, on or after the Series C Original Issue Date the Common Stock issuable upon the conversion of the Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification, merger, consolidation or otherwise (other than a Deemed Liquidation as defined in Article 4, Section A.4 or a subdivision or combination of shares or stock dividend provided for elsewhere in this Article 4, Section A.6), in any such event each holder of Preferred Stock shall then have the right to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification, merger, consolidation or other change by holders of the maximum number of shares of Common Stock into which such shares of Preferred Stock could have been converted immediately prior to such recapitalization, reclassification, merger, consolidation or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of Article 4, Sections A.5 and A.6 with respect to the rights of the holders of Preferred Stock after the capital reorganization to the end that the provisions of Article 4, Sections A.5 and A.6 (including adjustment of the Conversion Price then in effect and the number of shares issuable upon conversion of the Preferred Stock) shall be applicable after that event and be as nearly equivalent as practicable.

(i) Multiple Issuances. In the event that the Company issues or sells, or is deemed to have issued or sold, Additional shares of Common Stock in a Qualifying Dilutive Issuance (the “First Dilutive Issuance”), then in the event that the Company issues or sells, or is deemed to have issued or sold, Additional Shares of Common Stock in a Qualifying Dilutive Issuance other than the First Dilutive Issuance as a part of the same transaction or series of related transactions as the First Dilutive Issuance (a “Subsequent Dilutive Issuance”), then and in each such case upon a Subsequent Dilutive Issuance the Conversion Price shall be reduced to the Conversion Price that would have been in effect had the First Dilutive Issuance and each Subsequent Dilutive Issuance all occurred on the closing date of the First Dilutive Issuance.

(j) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the applicable Conversion Price applicable pursuant to this Section Article 4, Section A.6, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preferred Stock a certificate setting forth (i) such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based, (ii) the applicable Conversion Price then in effect, and (iii) the number of shares and the class or classes of Common Stock and the amount, if any, of other property that then would be received by such holder of Preferred Stock upon the conversion of such Preferred Stock.

(k) Taxes Incident to Conversion. The Corporation shall pay any and all issue taxes and other similar taxes that may be payable by the Corporation on its issue or delivery of shares of Common Stock on conversion of any shares of Preferred Stock. The Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of, or any exchange, conversion or recapitalization of, shares of Common Stock in a name other than that in which the Preferred Stock so converted was registered. No such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of any such tax, or has established, to the satisfaction of the Corporation, that such tax has been paid.

(l) Valid Issue for Conversion. All shares of Common Stock which may be issued upon conversion of the shares of Preferred Stock will, upon issuance by the Corporation, be validly issued, fully paid (to the extent such Preferred Stock was fully paid), nonassessable, and free from all taxes, liens and charges with respect to their issuance due to the Corporation.

7. Preferred Stock Covenants. So long as at least 5,421,693 shares of Preferred Stock shall be outstanding (subject to equitable adjustment in the event of any stock dividend, stock split, combination, reorganization, recapitalization, reclassification, or other similar event affecting the Preferred Stock), the Corporation shall not, by merger, consolidation, operation of law or otherwise, without having obtained the affirmative vote or written consent of the holders of not less than sixty percent (60%) of the outstanding shares of Preferred Stock (voting as a single class on an as-converted to Common Stock basis):

(a) effect any Liquidation Event or Deemed Liquidation Event;

(b) amend, alter, waive or repeal any provision of the Amended and Restated Certificate of Incorporation or the Corporation’s Bylaws (by merger, consolidation, operation of law or otherwise) in a manner that adversely affects the designation, preferences, rights, powers and/or the relative, participating, optional or other special rights of, or the restrictions provided for the benefit of, the Preferred Stock (it being understood that a series of Preferred Stock shall not be affected differently because of the proportional differences in the amounts of respective issue prices, liquidation preferences and redemption prices that arise out of differences in the original issue price vis-à-vis other series of Preferred Stock);

(c) create, authorize and/or issue, or obligate itself to issue, any class or series of securities, whether by amendment to this Certificate of Incorporation, Certificate of Designation or otherwise, ranking senior to, or on a parity with, the Preferred Stock with respect to dividend rights, rights upon a Liquidation Event or Deemed Liquidation Event, redemption, voting (for the avoidance of doubt, the issuance of Common Stock shall not be considered to rank senior to, or on parity with, the Preferred Stock with respect to voting) or otherwise, or increase the authorized number of shares of any such senior or parity class or series of securities, or reclassify any authorized stock of the Corporation into any such senior or parity class or series of securities, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase shares of any such senior or parity class or series of securities;

(d) except as approved by the Board, redeem, purchase or otherwise acquire for value (or pay into or set aside for a sinking fund for such purchases) or pay any dividend or make any distribution on any capital stock of the Corporation ranking as to dividends or upon liquidation junior to, or pari passu with, the Preferred Stock, except for the purchase of shares of Common Stock from former employees of the Corporation in connection with the cessation or termination of their employment or services with the purchase price does not exceed the lower of fair market value or cost;

(e) incur any indebtedness for borrowed money or create or authorize the creation of any debt security if the Corporation’s aggregate indebtedness would exceed $500,000 unless such indebtedness or debt security has the prior approval of the Board, including the affirmative approval of the Preferred Directors;

(f) increase or decrease the size of the Board;

(g) increase or decrease the number of authorized shares of Preferred Stock or Common Stock; or

(h) engage in any transaction with any Affiliate of the Corporation, unless approved by the disinterested members of the Board.

For purposes of this Amended and Restated Certificate of Incorporation, the term “Affiliate” shall have the meaning assigned to it under Rule 405 of the Securities Act.

8. Series A Preferred Covenants. So long as 550,000 shares of Series A Preferred shall be outstanding (subject to equitable adjustment in the event of any reorganization, recapitalization, reclassification, or other similar event affecting the Series A Preferred), the Corporation shall not, by merger, consolidation, operation of law or otherwise, without having obtained the affirmative vote or written consent of the holders of not less than a majority of the outstanding shares of Series A Preferred (voting as a single class on an as-converted to Common Stock basis) amend, alter, waive or repeal any provision of the Amended and Restated Certificate of Incorporation or the Corporation’s Bylaws in a manner that adversely affects the designation, preferences, rights, powers and/or the relative, participating, optional or other special rights of, or the restrictions provided for the benefit of, the Series A Preferred in a manner that has a different effect on the Series A Preferred relative to the effect on any other series of Preferred Stock (it being understood that the Series A Preferred shall not be affected differently because of the proportional differences in the amounts of respective issue prices, liquidation preferences and redemption prices that arise out of differences in the original issue price vis-à-vis other series of Preferred Stock); provided, however, that no such approval of the holders of Series A Preferred as contemplated by this Article 4, Section A.8 shall be required in order to (i) authorize or issue any equity security (including any other security convertible into or exercisable for any such equity security) having any designation, preferences, rights, powers and/or relative, participating, optional or other special rights of, or restrictions provided for the benefit of, senior to, or pari passu with, the Series A Preferred, Series B Preferred and/or Series C Preferred (“New Preferred”) or (ii) include such New Preferred in the definition of “Preferred Stock” in the Corporation’s Amended and Restated Certificate of Incorporation or any amendment thereto.

9. Series B Preferred Covenants. So long as 1,507,980 shares of Series B Preferred shall be outstanding (subject to equitable adjustment in the event of any reorganization, recapitalization, reclassification, or other similar event affecting the Series B Preferred), the Corporation shall not, by merger, consolidation, operation of law or otherwise, without having obtained the affirmative vote or written consent of the holders of not less than a majority of the outstanding shares of Series B Preferred (voting as a single class on an as-converted to Common Stock basis) amend, alter, waive or repeal any provision of the Amended and Restated Certificate of Incorporation or the Corporation’s Bylaws in a manner that adversely affects the designation, preferences, rights, powers and/or the relative, participating, optional or other special rights of, or the restrictions provided for the benefit of, the Series B Preferred in a manner that has a different effect on the Series B Preferred relative to the effect on any other series of Preferred Stock (it being understood that the Series B Preferred shall not be affected differently because of the proportional differences in the amounts of respective issue prices, liquidation preferences and redemption prices that arise out of differences in the original issue price vis-à-vis other series of Preferred Stock); provided, however, that no such approval of the holders of Series B Preferred as contemplated by this Article 4, Section A.9 shall be required in order to (i) authorize or issue any New Preferred or (ii) include such New Preferred in the definition of “Preferred Stock” in the Corporation’s Amended and Restated Certificate of Incorporation or any amendment thereto.

10. Series C Preferred Covenants. So long as 3,500,000 shares of Series C Preferred shall be outstanding (subject to equitable adjustment in the event of any reorganization, recapitalization, reclassification, or other similar event affecting the Series C Preferred), the Corporation shall not, by merger, consolidation, operation of law or otherwise, without having obtained the affirmative vote or written consent of the holders of not less than a majority of the outstanding shares of Series C Preferred (voting as a single class on an as-converted to Common Stock basis) amend, alter, waive or repeal any provision of the Amended and Restated Certificate of Incorporation or the Corporation’s Bylaws in a manner that adversely affects the designation, preferences, rights, powers and/or the relative, participating, optional or other special rights of, or the restrictions provided for the benefit of, the Series C Preferred in a manner that is different from the effect on any other series of Preferred Stock (it being understood that the Series C Preferred shall not be affected differently because of the proportional differences in the amounts of respective issue prices, liquidation preferences and redemption prices that arise out of differences in the original issue price vis-à-vis other series of Preferred Stock); provided, however, that no such approval of the holders of Series C Preferred as contemplated by this Article 4, Section A.10 shall be required in order to (i) authorize or issue any New Preferred or (ii) include such New Preferred in the definition of “Preferred Stock” in the Corporation’s Amended and Restated Certificate of Incorporation or any amendment thereto.

11. Notice; Waivers.

(a) Liquidation Events, Extraordinary Transactions, Etc. In the event (i) the Corporation establishes a record date to determine the holders of any class of securities who are entitled to receive any dividend or other distribution or who are entitled to vote at a meeting (or by written consent) in connection with any of the transactions identified in clause (ii) hereof, or (ii) any Liquidation Event, any Deemed Liquidation Event, or any public offering of securities of the Corporation becomes reasonably likely to occur, the Corporation shall mail or cause to be mailed by first class mail (postage prepaid) to each holder of Preferred Stock or their designated representative at least twenty (20) days prior to such record date specified therein or the effective date of any such transaction, whichever is earlier, a notice specifying (1) the date of such record date for the purpose of such dividend or distribution or meeting or consent and a description of such dividend or distribution or the action to be taken at such meeting or by such consent, (2) the date on which any such Liquidation Event, Deemed Liquidation Event, or public offering of securities becomes effective, and (3) the date on which the books of the Corporation shall close or a record shall be taken with respect to any such event. Such notice shall be accompanied by a certificate prepared by the chief financial officer or other responsible person of the Corporation describing in detail (x) the facts of such transaction, (y) the amount per share of Preferred Stock each holder of Preferred Stock would receive pursuant to the applicable provisions of this Article 4, and (z) the facts upon which such amounts were determined.

(b) Waiver of Notice; Other Waivers. The holder or holders of not less than sixty percent (60%) of the outstanding shares of Preferred Stock (voting as a single class on an as-converted to Common Stock basis) may, at any time upon written notice to the

Corporation, waive any notice provisions specified herein for the benefit of such holders, and any such waiver shall be binding upon all holders of Preferred Stock and their respective transferees. The holder or holders of not less than the Required Threshold may, at any time upon written notice to the Corporation, waive compliance by the Corporation with any term of provision of this Article 4, provided that any such waiver does not affect any holder of outstanding shares of Preferred Stock in a manner materially different than any other holder thereof, and any such waiver shall be binding upon all holders of the Company’s capital stock, as applicable, and their respective transferees. For purposes of the preceding sentence, “Required Threshold” shall mean not less than sixty percent (60%) of the outstanding shares of Preferred Stock (voting as a single class on an as-converted to Common Stock basis); provided, however, with respect to any matter requiring a separate vote or consent by a class or series of capital stock in accordance with Article 4, Section A.7, Article 4, Section A.8, Article 4, Section A.9 and Article 4, Section A.10, “Required Threshold” shall mean that percentage of such class or series of capital stock that would have been required to approve such matter in accordance with Article 4, Section A.7, Article 4, Section A.8, Article 4, Section A.9 and Article 4, Section A.10, respectively.

(c) General. In the event that the Corporation provides any notice, report or statement to any holder of Common Stock, the Corporation shall at the same time provide a copy of any such notice, report or statement to each holder of outstanding shares of Preferred Stock.

12. Redemption. The Preferred Stock is not redeemable at the option of the holder.

13. Reacquired Shares. No share or shares of Preferred Stock acquired by the Corporation by reason of redemption, repurchase, conversion or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the Corporation shall be authorized to issue.

B. COMMON STOCK

1. Designation; Ranking. A total of 48,000,000 shares of the Corporation’s capital stock shall be designated as Common Stock. The voting, dividend and liquidation rights of the holders of Common Stock set forth in this Article 4, Section B are subject to and qualified by the rights of the holders of Preferred Stock and of any other series of Preferred Stock as may be designated by the Board.

2. Voting. Each holder of outstanding shares of Common Stock shall be entitled to one vote for each share of Common Stock held by such holder. The holders of outstanding shares of Common Stock shall be entitled to vote upon all other matters submitted to a vote of stockholders of the Corporation, together with holders of all other shares of the Corporation’s outstanding capital stock entitled to vote thereon, voting as a single class, except: (i) the holders of a majority of the shares of the Common Stock, voting as a separate series, shall be entitled to elect two (2) Directors of the Corporation (collectively, the “Common Directors”), at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors; (ii) those matters required to be submitted to a class or series vote pursuant to the terms of this Amended and Restated Certificate of Incorporation (including, without limitation, Article 4, Section A.7, Article 4, Section A.8, Article 4, Section A.9 and Article 4, Section A.10); or (iii) by applicable law. Each holder of outstanding shares of Common Stock shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the outstanding shares of capital stock of the Corporation entitled to vote, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law.

3. Dividends. Subject to the payment in full of all preferential dividends to which the holders of Preferred Stock are entitled hereunder, each holder of outstanding shares of Common Stock shall be entitled to receive dividends out of funds legally available therefor at such times and in such amounts as the Board may determine in its sole discretion.

4. Liquidation. Upon any Liquidation Event, after the payment or provision for payment of all debts and liabilities of the Corporation and all preferential amounts to which the holders of Preferred Stock and any other class or series of stock ranking with respect to rights on a Liquidation Event senior to the Common Stock are entitled with respect to the distribution of assets of the Corporation on a Liquidation Event, the holders of Common Stock shall be entitled to share ratably in the remaining assets of the Corporation available for distribution to its stockholders in accordance with Article 4, Section A.4.

ARTICLE 5

In furtherance of and not in limitation of the powers conferred by statute, it is provided that the (A) elections of Directors need not be by written ballot unless the Bylaws of the Corporation shall so provide; and (B) the Board is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.

ARTICLE 6

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide.

ARTICLE 7

To the extent permitted by law, the books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board or in the Bylaws of the Corporation.

ARTICLE 8

A Director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a Director of the Corporation, except for liability (A) for any breach of the Director’s duty of loyalty to the Corporation or its stockholders, (B) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (C) under Section 174 of the DGCL, or (D) for any transaction from which the Director derived an improper personal benefit. If the DGCL is amended after the effective date of this Amended and Restated Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Any repeal or modification of this Article 8 by the stockholders of the Corporation or by an amendment to the DGCL shall not adversely affect any right or protection existing at the time of such repeal or modification with respect to any acts or omissions occurring before such repeal or modification of a person serving as a Director prior to or at the time of such repeal or modification.

ARTICLE 9

The Corporation shall, to the fullest extent permitted by the DGCL, as the same may be amended and supplemented from time to time, (A) indemnify any and all of its Directors (including their heirs, executors, administrators or estate) under the DGCL from and against any and all of the expenses, liabilities or other matters referred to in or covered by the Delaware General Corporation Law, and (B) pay to any and all of its Directors any expenses incurred by such Directors in connection with the foregoing, in advance of the final disposition thereof, provided each such Director furnishes the Corporation with a written undertaking to repay the amount of such expenses advanced to such Director if it is finally determined by a court of competent jurisdiction that such Director is not entitled to indemnification with respect to such expenses. The foregoing rights provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested Directors or otherwise, both as to action in such Director’s official capacity and as to action in another capacity on behalf of the Corporation while holding such office, and shall continue as to a person who has ceased to be a Director of the Corporation and shall inure to the benefit of the heirs, executors, administrators or estate of such person.

Any repeal or modification of this Article 9 by the stockholders of the Corporation or by an amendment to the DGCL shall not adversely affect any right or protection existing at the time of such repeal or modification with respect to any acts or omissions occurring before such repeal or modification of a person serving as a Director prior to or at the time of such repeal or modification.

ARTICLE 10

The Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, any director of the Corporation who is elected solely or exclusively by the holders of Preferred Stock and is not an employee of the Corporation or any of its subsidiaries, (collectively, “Covered Persons” and each, a “Covered Person”), unless in either case such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation.

ARTICLE 11

Except as otherwise provided herein, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein, other than those rights conferred herein to the holders of the Preferred Stock, are granted subject to this reservation.

CERTIFICATE OF AMENDMENT TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

ULTHERA, INC.

Ulthera, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), DOES HEREBY CERTIFY THAT:

A. The name of the Corporation is Ulthera, Inc. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on November 10, 2005 under the name “ULThera, Inc.” The Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on January 24, 2011.

B. This Certificate of Amendment to the Amended and Restated Certificate of Incorporation has been duly adopted by the Board of Directors and stockholders of the Corporation in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware, with the approval of such amendment by the Corporation’s stockholders having been given by written consent without a meeting in accordance with Sections 228(d) and 242 of the General Corporation Law of the State of Delaware.

C. The first paragraph of Article 4 of the Corporation’s Amended and Restated Certificate of Incorporation (the “Restated Certificate”), is hereby amended to read in its entirety as follows:

“The total number of shares of capital stock that the Corporation shall have authority to issue is 79,189,899 consisting of (i) 28,189,899 shares of preferred stock, par value $0.001 per share, of which (a) 2,750,000 shares shall be designated Series A Convertible Preferred Stock, par value $0.001 per share (the “Series A Preferred”), (b) 7,539,899 shares shall be designated Series B Convertible Preferred Stock, par value $0.001 per share (the “Series B Preferred”) and (c) 17,900,000 shares shall be designated Series C Convertible Preferred Stock, par value $0.001 per share (the “Series C Preferred,” and together with the Series A Preferred and Series B Preferred, the “Preferred Stock”) and (ii) 51,000,000 shares of common stock, par value $0.001 per share (the “Common Stock”).”

D. All other provisions of the Restated Certificate shall remain in full force and effect.

[Remainder of this Page is Intentionally Left Blank]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Amended and Restated Certificate of Incorporation to be signed by its Chief Executive Officer, this 18th day of August, 2011.

ULTHERA, INC.

By:	/s/ Matthew Likens
Matthew Likens Chief Executive Officer

[Signature Page to Certificate of Amendment to the Amended and Restated Certificate]

State of Delaware
Secretary of State
Division of Corporations
Delivered 06:05 PM 03/18/2011
FILED 05:56 PM 03/18/2011
SRV 110318450 – 4059496 FILE

STATE OF DELAWARE

CERTIFICATE OF CORRECTION

    Ulthera, Inc.                    , a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware.

DOES HEREBY CERTIFY:

1.	The name of the corporation is Ulthera, Inc.

2.	That a Certificate of Amended and Restated Certificate of Incorporation

(Title of Certificate Being Corrected)

was filed by the Secretary of State of Delaware on     January 24, 2011

and that said Certificate requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.

3.	The inaccuracy of defect of said Certificate is: (must be specific)

Article 2 inadvertently named Capitol Services, Inc. as the registered agent. Article 2 should have named The Corporation Trust Company as the registered agent.

4.	Article 2 of the Certificate is corrected to read as follows:

The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the registered agent at such address is The Corporation Trust Company.

IN WITNESS WHEREOF, said corporation has caused this Certificate of Correction this     18th                     day of     March                    , A.D.     2011                    .

By:	/s/ Matthew Likens
Authorized Officer
Name:	Matthew Likens
Print or Type
Title:	Chief Executive Officer